UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2013

VRINGO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 15th Floor, New York, NY 10017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 309-7549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)           On May 4, 2013, Seth M. Siegel resigned from his position as a member of the board of directors of Vringo, Inc. (the “Company”) and its subsidiaries and as a member of all committees of the board of directors on which he serves.

On May 6, 2013, H. Van Sinclair was appointed as the Company’s lead independent director.

(d)           On May 6, 2013, upon the recommendation of the Nominating and Corporate Governance Committee of the board of directors of the Company, the board of directors appointed Noel J. Spiegel as a member of the Company’s board of directors effective immediately to fill the vacancy created by the resignation of Mr. Siegel from the board of directors of the Company and to hold office until his successor is duly elected and qualified. Mr. Spiegel will serve on the Audit Committee, effective immediately following the filing of the Company’s Form 10-Q for the quarter ended March 31, 2013, and the Compensation Committee, effective immediately, of the board of directors.

Mr. Spiegel will be entitled to receive the non-employee director compensation which other non-employee directors of the Company are entitled to receive, which shall consist of: (i) stock options to purchase 60,000 shares of common stock of the Company, at an exercise price equal to $2.95, the fair market value of the Company’s common stock as of the date of the board of directors’ approval; (ii) 20,000 restricted stock units, one-third (1/3) of which shall vest at the end of the second, third and fourth quarters of 2013 and (iii) $35,000 in cash per year paid quarterly in arrears.

There are no arrangements or understandings between Mr. Spiegel and any other person pursuant to which he was selected as a director. The Company is not aware of any transaction in which Mr. Spiegel has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the press release dated May 8, 2013 announcing Mr. Spiegel’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits
99.1	Press release announcing the appointment of Noel J. Spiegel to the board of directors of Vringo, Inc., dated May 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VRINGO, INC.

Date: May 8, 2013	By:	/s/ Andrew D. Perlman
		Name:	Andrew D. Perlman
		Title:	Chief Executive Officer